Exhibit 10.6

3524 AIRPORT ROAD

MAIDEN, NORTH CAROLINA 28650

May 27, 2014

Little Mountain Airport Associates, Inc.

3524 Airport Road

Maiden, North Carolina 28650

Attention: William H. Simpson, Vice President

Re:	Lease Agreement dated June 16, 2006 between Little Mountain Airport Associates, Inc. and Mountain Air Cargo, Inc. (the “ Master Lease Agreement”)
Lease Agreement dated May 1, 2003 between Little Mountain Airport Associates, Inc. and Mountain Air Cargo, Inc. (the “Parsonage Lease Agreement”
Lease Amendment dated May 11, 2010 between Little Mountain Airport Associates, Inc. and Mountain Air Cargo, Inc. (the “Lease Amendment”
Lease Amendment dated April 18, 2012 between Little Mountain Airport Associates, Inc. and Mountain Air Cargo, Inc. (the “Lease Amendment”

Dear Bill:

By this letter, Mountain Air Cargo, Inc. (the “Lessee”) and Little Mountain Airport Associates, Inc. (the “Lessor”) hereby agree to amend Article I of the Master Lease Agreement to extend the term of the Lease Agreement to January 31, 2018, with three additional two-year option periods available through January 31, 2024. Pursuant to Article 2 of the Master Lease Agreement, for the period starting June 1, 2014 and ending January 31, 2018, monthly rental will be adjusted from the current monthly rental of $14,428.00 to a new monthly rental of $14,862.00. This is an increase of $434.00, which corresponds to the 3.01% increase in the Consumer Price Index (CPI) from April 1, 2012 to April 1, 2014. If the two-year options are taken, the rent will be based on the increase in the Consumer Price Index (CPI) for each preceding two-year period ending on November 30th of the year prior to the February 1 renewal.

In addition, Mountain Air Cargo, Inc. (the “Lessee”) and Little Mountain Airport Associates, Inc. (the “Lessor”) hereby agree to amend Article VI of the Master Lease Agreement regarding Taxes and Insurance. Article VI shall be amended to read as follows:

Lessee shall provide general property & liability insurance on the Leased Premises in the amount of no less than $25,000,000.

The Lessee shall pay all ad valorem taxes on the Leased Premises. Lessee shall be responsible for ad valorem taxes on all equipment owned by it and placed on the Leased Premises.

In addition, Mountain Air Cargo, Inc. (the “Lessee”) and Little Mountain Airport Associates, Inc. (the “Lessor”) hereby agree to amend the Master Lease Agreement regarding cancellation of the lease, to read as follows:

The parties agree that the lease may be cancelled early by Mountain Air Cargo, Inc.:

(a)	Upon sixty (60) days written notice to the Lessor if the Operating Agreement between the Lessee and FedEx is terminated without the consent of the Lessee; and

(b)

Upon sixty (60) days written notice to the Lessor, if the Lessee’s FedEx aircraft operations are reduced by at least fifty percent (50%), as measured by the number of aircraft of all fleet types subject to operating agreements between the Lessee and FedEx as compared with the number of such aircraft under such contracts to the Lessee as of the date of this lease amendment.

In the event the lease is cancelled early by the Lessee under one of the above clauses, the Lessee will be required to pay twelve (12) months’ rent to the Lessor as a condition of the early cancellation.

The parties agree that all other terms of the Master Lease Agreement will continue to cover the Little Mountain Airport property currently defined in the Master Lease Agreement as well as the parsonage property formerly covered in the Parsonage Lease Agreement.

Very truly yours,
MOUNTAIN AIR CARGO, INC.

/s/ Nick Swenson	5/27/14
Nick Swenson	Date

Agreed to by:

LITTLE MOUNTAIN AIRPORT ASSOCIATES, INC.

/s/ William H. Simpson	5-27-14
William H. Simpson	Date
Vice President